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                               NATIONS FUNDS TRUST

                    SHAREHOLDER ADMINISTRATION PLAN ("PLAN")
                     INVESTOR B SHARES AND INVESTOR C SHARES

         Section 1. Each of the proper officers of Nations Funds Trust (the "Trust") is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Appendix A or any other form duly approved by the Trust's Board of Trustees ("Agreements") with broker/dealers, banks and/or other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the same or directly with the beneficial owners of Investor B Shares or Investor C Shares ("Administration Agents") of certain of the Trust's Funds (as listed on Exhibit I), provided that any material modifications to the services listed in the Agreements shall be presented for approval or ratification by the Board of Trustees at the next regularly scheduled Meeting. Pursuant to such Agreements, Administration Agents shall provide shareholder administration services as set forth therein, directly or indirectly, beneficial owners of Investor B Shares or Investor C Shares of the Funds (as listed on
Exhibit I) in consideration of a fee, computed monthly in the manner set forth in the applicable Fund's then current prospectus, at an annual rate of up to 0.10% of the average daily net asset value of the Investor B Shares or Investor C Shares. The Trust's distributor, co-administrators and investment adviser are eligible to become Administration Agents and to receive fees under this Plan. All expenses incurred by a Fund in connection with the Agreements and the implementation of this Plan shall be borne entirely by the holders of the Investor B Shares and Investor C Shares of the particular Fund involved. If more than one Fund is involved and these expenses are not directly attributable to Investor B Shares or Investor C Shares of a particular Fund, then the expenses may be allocated between or among the Investor B Shares and Investor C Shares of the Funds in a fair and equitable manner.

         Section 2. The Trust's co-administrators shall monitor the arrangements pertaining to the Trust's Agreements with Administration Agents. The Trust's co-administrators shall not, however, be obligated by this Plan to recommend, the Trust shall not be obligated to execute, any Agreement with any qualifying Administration Agents.

         Section 3. Unless sooner terminated, this Plan shall continue in effect for a period of one year from its date of execution and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons," as defined in the Investment Company Act of 1940, as amended, of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Trustees") cast in person at a meeting called for the purpose of voting on this Plan.

         Section 5. This Plan may be amended at any time with respect to any Fund by the Trust's Board of Trustees, provided that any material amendment of the terms of this Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 4.

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         Section 6. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Trustees.

         Section 7. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

         Section 8. The Trust will preserve copies of this Plan, Agreements, and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.

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                                    EXHIBIT I

                               NATIONS FUNDS TRUST

1.  Nations New York Tax-Exempt Reserves
2.  Nations Tax-Exempt Reserves
3.  Nations Cash Reserves
4.  Nations Treasury Reserves
5.  Nations Government Reserves
6.  Nations Municipal Reserves
7.  Nations Money Market Reserves
8.  Nations California Tax-Exempt Reserves



Dated:  February 15, 2002
Last Amended:  May 10, 2002

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